Exhibit 99.1

Contacts:	Investors:
Arbor Realty Trust, Inc.	Amy Glynn
Paul Elenio, Chief Financial Officer	The Ruth Group
516-506-4422	646-536-7023
pelenio@arbor.com	aglynn@theruthgroup.com
Media:
Bonnie Habyan, SVP of Marketing
516-506-4615
bhabyan@arbor.com
Arbor Realty Trust Announces Partial Repayment of Prime Fee by Manager with Stock; Continues to Successfully Monetize Assets; Reports Corporate Cash in Excess of $100 Million
Uniondale, NY, December 20, 2010 — Arbor Realty Trust, Inc. (NYSE: ABR) today announced that its manager, Arbor Commercial Mortgage, LLC, has repaid one half of the previously advanced incentive fee relating to the Prime Retail Outlets transaction, through the surrendering of 701,197 shares of common stock in the Company. In August of 2008, under the terms of the then effective Management Agreement between the Company and the Manager, the Manager received an incentive fee of approximately $7.3 million related to the gain resulting from the Prime Retail Outlets Transaction (the “Prime Fee”). At that time, 50% of the Prime Fee was paid in Company common shares and 50% in cash. Subsequently, the Prime Fee was determined to be an advance, subject to repayment, based on the Company’s full year 2009 results.
As previously disclosed, the 2009 amended Management Agreement provides that 25% of the Prime Fee is required to be repaid on December 31, 2010, with the balance due on June 30, 2012. Additionally, any incentive fees earned by the Manager are to be applied to repay any remaining portion of the Prime Fee in cash. Further, the Management Agreement provides the Manager with an option, which it exercised on December 16th, to repay up to 50% of the Prime Fee in the Company’s common shares, thereby mirroring the components of the Prime Fee when it was originally paid in 2008. Based on the closing price for the Company’s shares on December 16th, the Manager surrendered 701,197 shares in satisfaction of approximately $3.65 million of the Prime Fee. After giving effect to this transaction, the Manager owns approximately 4.7 million shares, or approximately 19% of the total outstanding shares of the Company. The balance of the Prime Fee (approximately $3.65 million) is payable, in cash, on June 30, 2012, unless repaid earlier through a voluntary prepayment by the Manager or through an offset to any future incentive fee.

The Company also reported that it continues to successfully execute on its previously announced strategy of monetizing assets and building its liquidity. The Company recently closed on the sale of one of its non-performing assets, receiving approximately $20 million and has monetized several previously unencumbered assets totaling approximately $20 million, through the utilization of the Company’s non-recourse CDO financing facilities. Primarily as a result of these two transactions, the Company’s current unrestricted cash position is in excess of $100 million, a substantial increase from the approximately $70 million of unrestricted cash that the Company previously reported it had on November 5, 2010.
“We are extremely pleased with our continued success in executing our strategy of liquidating and monetizing our non-performing and unencumbered assets, creating significant additional liquidity for the firm.” stated Ivan Kaufman, Chief Executive Officer. “At more than $100 million, our corporate cash is the highest we’ve had in quite some time, which evidences our commitment to that strategy and our ability to manage our portfolio and utilize our non-recourse CDO vehicles. Our success in these areas, combined with the fact that we have no remaining short-term recourse debt, has positioned us favorably to actively return to our core lending business. We are building our pipeline and beginning to deploy our capital into new investments with the appropriate risk reward profiles, with the goal of increasing core earnings on a long term basis. Our increased cash position provides funding for asset growth and working capital needs, including, if earned by the Manager, a 2010 incentive fee.”
About Arbor Realty Trust, Inc.
Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 14 sales and origination support offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.
Safe Harbor Statement
Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate and capital markets, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2009 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.